Exhibit 99.1

Investor Relations inquiries:	Media inquiries:
Jerome Holland	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4021	510.628.4534
jholland@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON LOGISTICS TO ACQUIRE SPAN ALASKA

•                  Span Alaska is a market leading provider of LCL freight consolidation and forwarding services to Alaska

•                  Cash transaction valued at $197.6 million, no assumption of debt

•                  Transaction expected to be $0.10 to $0.12  accretive to annual EPS, excluding one-time costs

•                  Matson enters into agreement for $200 million 15-year Senior Unsecured Notes at 3.14% Fixed Rate

•                  Conference call at 5:30 PM Eastern Time today

HONOLULU, Hawaii (July 18, 2016) — Matson, Inc. (“Matson;” NYSE: MATX)  today announced that its subsidiary Matson Logistics, Inc. (“Matson Logistics”) and Span Alaska have entered into a definitive agreement pursuant to which Matson Logistics will acquire 100% of the equity of Span Alaska Transportation, LLC ( “Span Alaska”), for a cash purchase price of $197.6 million (the “Transaction”).  The Transaction is expected to be treated as an asset purchase agreement for federal tax purposes which will allow for a step-up in tax basis of the assets producing an anticipated approximate $35 million net present value benefit to Matson.

Matson expects to fund the Transaction from available borrowings under its revolving credit facility and the Transaction is expected to close in the third quarter 2016, subject to Hart-Scott-Rodino waiting period and other customary closing conditions.  Matson also announced today that it has entered into a commitment letter under which it expects to issue $200 million of 15-year senior unsecured notes (the “Notes”) at a fixed interest rate of 3.14 percent within the next 60 days. Proceeds of the Notes are expected to be used to pay down the Company’s revolving credit facility and for general corporate purposes.

“The acquisition of Span Alaska underscores Matson’s long term commitment to Alaska and our mission to move freight better than anyone,” said Matt Cox, president and CEO of Matson.  “This investment will significantly expand Matson Logistics’ platform into freight forwarding in Alaska, where Span Alaska’s market leading value-added LCL consolidation model and focus on customer service and reliability will further solidify Matson’s position as a critical freight transportation provider to Alaska.  As a subsidiary of Matson Logistics, Span Alaska will continue to be led by its experienced management team and operate under the trusted Span Alaska banner, independent of Matson’s ocean transportation operations.”

“We are pleased to lock in another tranche of attractive long-term fixed rate debt at 3.14 percent,” said Joel Wine, Matson’s Senior Vice President and Chief Financial Officer. “After the closings of the Transaction and Notes, we expect our $400 million revolving credit facility to have approximately $345 million of unused capacity and our balance sheet leverage to remain below long-term targeted levels.  This strong liquidity and balance sheet position, along with the significant cash flow generated by our core businesses, positions Matson well to fund our existing fleet renewal commitments, consider additional fleet investments, and return capital to shareholders.”

Overview of Span Alaska

Span Alaska is a market leading provider of Less-than-Container Load (“LCL”) freight consolidation and forwarding services to Alaska.  Founded in 1978, Span Alaska is an asset-light logistics business that aggregates customers’ freight in Auburn, WA for consolidation and shipment to seven terminals in Alaska where the freight is deconsolidated before final delivery.  As a complement to its core LCL services, Span Alaska provides trucking services which include drayage to and from the Port of Tacoma and delivery to customers’ final destinations in Alaska.  Span Alaska has been a customer of Matson’s Alaska operations for more than 30 years and is currently Matson’s largest northbound freight customer to Alaska.

Financial Information

Span Alaska’s current estimated EBITDA run rate is approximately $21 million on an annual basis; however, Matson expects the business to trend somewhat lower over the next year or two based on an anticipated more challenging macroeconomic and freight environment in Alaska.

Excluding the one-time items noted below, Matson expects the Transaction to be immediately accretive to earnings per share (“EPS”), providing annual EPS accretion of approximately $0.10 to $0.12.

In the third and fourth quarters of 2016, Matson expects one-time pre-tax transaction closing and integration costs to be approximately $4.0 to 5.0 million.  Matson expects the business integration to be substantially complete by year-end 2016.

Transaction Funding and Long-term Note Financing

Matson expects to fund the $197.6 million Transaction at closing from available borrowings under its $400 million revolving credit facility, of which approximately $345 million is currently unused.  Matson will not assume any Span Alaska debt in the Transaction.

Matson also announced that it has entered into a private placement commitment letter pursuant to which Matson expects to issue $200 million of 15-year senior unsecured notes, the proceeds of which are expected to be used to pay down the Company’s revolving credit facility and for general corporate purposes. The Notes are expected to have a weighted average life of approximately 8.5 years and will bear interest at a rate of 3.14 percent, payable semi-annually.  The Notes are expected to be issued within the next 60 days, subject to satisfying customary closing conditions.  The Notes are expected to have financial and other covenants that are substantially the same as the covenants in the Company’s existing outstanding senior unsecured notes.

Transaction Advisors

Raymond James is serving as financial advisor to Matson and issued a fairness opinion in conjunction with the Transaction.  Gibson, Dunn & Crutcher LLP is serving as Matson’s legal advisor.

Conference Call and Webcast For Investors and Analysts

In connection with this press release, Matson will hold a conference call today, July 18, 2016, at 5:30 PM Eastern Time. Investors and research analysts may call 1-877-312-5524 or 1-253-237-1144 and request the Matson call or conference number 50478394. The conference call will also be broadcast live over the Internet and will include a slide presentation that can be accessed on Matson’s website at

www.matson.com; Investor Relations.  The slides and audio webcast of the conference call will be archived on the Investor Relations page of Matson’s website.

About Matson

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet of 22 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at www.matson.com.

Forward-Looking Statements

Certain information set forth in this communication, including financial estimates, projections about the industries and markets in which Matson and Span Alaska operate, and statements as to the expected timing, completion and effects of the proposed Transaction between Matson and Span Alaska and the debt private placement, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “predict,” “project,” “would” and similar expressions as they relate to each company or their respective management teams. These estimates and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected in or suggested by such statements. Such estimates and statements include, but are not limited to, statements about the benefits of the Transaction and the debt private placement, including future financial and operating results, tax benefits, future plans, objectives, expectations (financial or otherwise) and intentions, the estimated timetable for completing the Transaction and the debt private placement, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Matson and/or Span Alaska and are subject to significant risks and uncertainties outside of Matson’s and/or Span Alaska’s control.

Risks and uncertainties related to the proposed Transaction and the debt private placement include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement; the risk that the necessary HSR waiting period expiration for the Transaction may not be obtained or may be obtained subject to conditions that are not anticipated; uncertainties as to the timing of the Transaction and the debt private placement; competitive responses to the proposed Transaction; response by shareholders to the Transaction; risks that any of the closing conditions to the proposed Transaction or the debt private placement may not be satisfied in a timely manner; unexpected costs, charges or expenses resulting from the Transaction; litigation relating to the Transaction; risks related to the disruption of management time from ongoing business operations due to the proposed Transaction; failure to realize the synergies and other benefits expected from the proposed Transaction; changes in general economic and/or industry-specific conditions; changes in the economic condition of Alaska; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing tuck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; fuel prices and availability; and the effect of the announcement of the proposed Transaction on the ability of Matson and Span Alaska to retain customers, retain key personnel of Span Alaska and maintain relationships with their suppliers, and on their operating results and businesses generally. For further information regarding factors affecting future results of Matson, please refer to its Annual Report filed on Form 10-K for the year ended December 31, 2015, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and other documents filed by Matson with the SEC, which are available at the SEC’s website http://www.sec.gov. Matson is not under any obligation, and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as required by law. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.